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                                 EXHIBIT 23.2

                         Independent Auditors' Consent
                         -----------------------------


Board of Directors
DATA RACE, Inc.

We consent to incorporation herein by reference of our report dated August 16, 1996, related to the balance sheets of DATA RACE, Inc., as of June 30, 1996 and 1995, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three year period ended June 30, 1996, which report appears in the June 30, 1996 annual report on Form 10-K of DATA RACE, Inc. Our report refers to a change in the method of accounting for income taxes in the year ended June 30, 1994.


/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
San Antonio, Texas
March 27, 1997